Exhibit 5.1

                        February 13, 2002


The Bombay Company, Inc.
550 Bailey Avenue, Suite 700
Fort Worth, Texas 76107

     Re:  Post-Effective Amendment No. 1 to Registration
Statement No. 33-02028 on Form S-8

Ladies and Gentlemen:

      I have acted as counsel for The Bombay Company, Inc., a Delaware corporation (the "Company"), in connection with (i) Post-Effective Amendment No. 1 to Registration Statement No. 33-02028 on Form S-8 filed with the Securities and Exchange Commission on December 9, 1985 registering the offer and sale of an aggregate of 300,000 shares of the Company's Common Stock, $1.00 par value per share (the "Shares") for issuance under the Company's
Employee's Investment Plan (the "Original Plan") and (ii) the Company's Employee Stock Purchase Plan (as amended and restated,
effective  September  1,  1999)  that amends  and  restates   the
Original Plan (the "Amended Plan").

     I have participated in the preparation of the Post-Effective
Amendment filed with the Securities and Exchange Commission to indicate that the Company has amended and restated the Original
Plan.

      In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of the resolutions of the Company's Board of Directors authorizing the Amended Plan and such corporate records of the Company, certificates of officers of the Company, and other instruments and documents as I deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, I have relied upon statements of officers of the Company whom I believe to be responsible where relevant facts were not independently established.

      Based upon the foregoing and in reliance thereon, I advise you that in my opinion the Shares, when issued and delivered in accordance with the provisions of the Amended Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.


                                        Respectfully submitted,

                                        /s/ MICHAEL J. VEITENHEIMER

                                        Michael J. Veitenheimer, Esq.

                                        Vice President, Secretary and
                                        General Counsel of
                                        The Bombay Company, Inc.